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                                                                       Exhibit 5

               [Letterhead of MidAmerican Energy Holdings Company]

March 17, 1999

MidAmerican Energy Holdings Company
666 Grand Avenue
P.O. Box 657
Des Moines, Iowa  50303-0657

Ladies and Gentlemen:

I refer to the proposed issuance and sale by you ("Company") of 2,547,948 shares of authorized but unissued shares of your common stock, without par value ("Shares"), pursuant to the MidAmerican Energy Company Retirement Savings Plan, MidAmerican Energy Company 401(k) Plan for Bargaining Employees and the MidAmerican Energy Company 1995 Long-Term Incentive Plan.

I have examined such documents and satisfied myself as to such matters of procedure, law and fact as I deem relevant for the purposes hereof. Insofar as the opinions rendered herein involve factual matters, I have relied (without independent factual investigation), to the extent I have deemed proper, upon certificates and representations of, and other communications with, public officials and third parties, and upon responses to inquiries made of such officials of the Company and its subsidiaries as I have deemed necessary for the purpose of rendering the opinions set forth herein. Based upon the foregoing, I advise you that in my opinion, all requisite action will have been taken by and before all bodies, including directors and regulatory authorities, that is necessary to make valid the offering, issuance and sale of the Shares when the following additional steps shall have been taken:

     (1) Your proposed registration statement on Form S-8 (the "Registration Statement") relating to the Shares being filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"), and any required amendments and post-effective amendments thereto shall have become effective;

     (2) The Shares shall have been issued and sold on the terms contemplated by your Registration Statement and in accordance with the authorizations of the Board of Directors of the Company and the applicable provisions of the Iowa Business Corporation Act; and

     (3) All statutory fees imposed upon or by reason of the issuance of the Shares shall have been paid.

I am further of the opinion that no action of any state or federal regulatory authority, other than the Commission under the Act and the Securities and Exchange Act of 1934, as amended,



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MidAmerican Energy Holdings Company
March 17, 1999
Page 2


is required with respect to the proposed offering, issuance and sale of the Shares, and that when the additional steps set forth above shall have been taken the Shares will be legally issued, fully paid and nonassessable.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport herein, to cover the application of blue sky or securities laws of various states relating to sales of the Shares.

I consent that copies of this opinion letter may be filed with the Commission in connection with your proposed Registration Statement with respect to the Shares.

Sincerely,

/s/ John A. Rasmussen, Jr.

John A. Rasmussen, Jr., Esq.
Counsel for MidAmerican Energy Holdings Company